                            FORM 4

/  /  Check this box if no longer
      subject to Section 16.
      Form 4 or Form 5 obligations
      may continue.  See instruction 1(b).

               U.S. SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

               Filed pursuant to Section 16(a) of the
               Securities Exchange Act of 1934, Section
     17(a) of the Public Utility Holding Company Act of 1935 or
          Section 30(f) of the Investment Company Act of 1940


1.  Name and Address of Reporting Person
     Dearlove           A.                 James
-------------------------------------------------------
    (Last)              (First)           (Middle)

    Penn Virginia Corporation
    One Radnor Corporate Center, Suite 200
    100 Matsonford Road
-------------------------------------------------------
                   (Street)

    Radnor                PA                19087
-------------------------------------------------------
    (City)              (State)           (Zip)


2.  Issuer Name and Ticker or Trading Symbol
      PENN VIRGINIA CORPORATION (PVA)


3.  Statement for Month/Year
    September 1997

4.  If Amendment, Date of Original (Month/Year)


5.  Relationship of Reporting Person to Issuer
    (Check if applicable)

    __X__ Director                    _____ 10% Owner
    __X__ Officer (Give title below)  _____ Other (specify below)

    President and Chief Executive Officer
    -------------------------------------


6.  Individual or Joint/Group Filing
    (Check applicable line)
    __X_  Form filed by one Reporting Person
    ____  Form filed by more than one Reporting Person



Table I - Non-Derivative Securities Acquired, Disposed of, or
Beneficially Owned

                                                   3. Transaction
                                   2. Transaction        Code
                                         Date         -----------
1. Title of Security                  (Mo/Day/Yr)     Code     V
-----------------------------      --------------     ----    ---
common stock $6.25 par value          Sept. 11, 1997   P      ---


                                   4. Securities Acquired (A)
                                         or Disposed of (D)
                                      ---------------------------
                                               (A) or
1. Title of Security                  Amount     (D)     Price
-----------------------------------   ------   -------   --------
common stock $6.25 par value          100       A        $29.50


                                          6. Ownership
                           5.  Amount of     Form
                              Securities     Direct   Nature of
                             Beneficially    (D) or   Indirect
                              Owned at      Indirect  Beneficial
1. Title of Security         End of Month     (I)     Ownership
------------------------    ------------    --------  ----------
common stock $6.25 par value  10,700(1)     D         ---



Table II -- Derivative Securities Acquired, Disposed of, or
Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


                             2. Conversion or
                                Exercise Price    3. Transaction
1. Title of Derivative          of Derivative           Date
       Security                   Security           (Mo/Day/Yr)
-----------------------------   ------------------   ------------
None                            None                 None


                                                   5.  Number of
                                                      Derivatives
                                                      Securities
                                                       Acquired
                                                        (A) or
                             4. Transaction            Disposed
                                   Code                 (D) of
1. Title of Derivative          ------------------    -----------
       Security                 Code          V        (A)   (D)
-----------------------------   ---------   ------    ----- -----
None                            None        None      None  None


                             6. Date Exer-
                                ciasable and       7. Title and
                                Expiration            Amount of
                                Date                  Underlying
                                (Mo/Day/Yr)           Securities
                                ------------------    ---------------
                                Date     Expira-             Amount or
1. Title of Derivative          Exer-    tion                Number
       Security                 cisable  Date         Title  of Shares
-----------------------------   -------  --------     -----  ---------
None                            None     None         None   None


                                                  9.  Number of
                                                      Derivative
                                                      Securities
                                                     Beneficially
                             8. Price of              Owned at
1. Title of Derivative          Derivative              End of
       Security                 Security                Month
-----------------------------   ------------------   ------------
None                            None                 None

                             10. Ownership
                                 Form of
                                 Derivative
                                 Security         11. Nature of
                                 Direct (D)           Indirect
1. Title of Derivative           of Indirect          Beneficial
       Security                      (I)              Ownership
-----------------------------   ------------------    -----------
None                            None                  None

Explanation of Responses:

(1) On August 15, 1997, the common stock of Penn Virginia
    Corporation split 2-for-1 resulting in the reporting person's acquisition of 5,300 additional shares of common stock.





Intentional misstatements or
omissions of facts constitute
Federal Criminal Violations.


   A. James Dearlove                      October 8, 1997
-----------------------------             ----------------
Signature of Reporting Person                    Date




By: /s/ Nancy M. Snyder, Esq.
    ------------------------
    Nancy M. Snyder, Esq.
    Corporate Secretary
    Authorized Signer